EXHIBIT 99.1
IDEX CORPORATION REPORTS SECOND QUARTER 2010 RESULTS;
ADJUSTED EARNINGS PER SHARE OF 50 CENTS
NORTHBROOK, IL, July 19 — IDEX Corporation (NYSE: IEX) today announced second quarter 2010 results.
New orders in the quarter totaled $377 million, up 18 percent compared to the prior-year period. Sales in the quarter totaled $379 million, 13 percent higher than the prior-year period.
Second quarter 2010 operating income, adjusted for $1 million of restructuring related charges, was $64 million and resulted in adjusted operating margin of 16.9 percent, up 200 basis points from the prior year (excluding prior year restructuring related charges) due to volume and improved productivity. Adjusted and reported second quarter operating income includes approximately $2 million of acquisition related costs, primarily related to the previously announced Seals Ltd. acquisition.
Excluding the impact from restructuring related charges, second quarter diluted earnings per share was 50 cents, an increase of 13 cents, or 35 percent, from the second quarter of the previous year (excluding prior year restructuring related charges).
Second Quarter 2010 Highlights
•	Orders increased 18 percent compared to the prior year (+17 percent organic, +2 percent acquisition and -1 percent for foreign currency translation).
•	Sales increased 13 percent compared to the prior year (+11 percent organic, +3 percent acquisition and -1 percent for foreign currency translation).
•	Reported net income of $40 million was $12 million, or 45 percent, higher than the prior year. Excluding restructuring related charges, adjusted net income of $41 million was $11 million, or 37 percent, higher than the prior year (excluding prior year restructuring charges).
•	Diluted EPS of $0.49 was 15 cents, or 43 percent, higher than the prior year. Excluding restructuring related charges, adjusted diluted EPS of $0.50 was 13 cents, or 35 percent higher than the prior year (excluding prior year restructuring charges).
•	EBITDA of $78 million was 21 percent of sales and covered interest expense by more than 21 times.
•	Free cash flow of $60 million represents 150% of net income and was 21% higher than the prior year.

“Our second quarter sales results were outstanding. The Health and Science and Fluid and Metering Technology segments outperformed our expectations and, more importantly, continue to outperform the growth rates in the markets we serve. Our Fire and Safety and Dispensing segments continue to perform as planned. These top line results drove strong profitability and this is reflected in a second quarter operating margin of nearly 17 percent, which is 200 basis points higher than the prior year.
Based on current outlook, our projected third quarter 2010 EPS is in the range of 46 to 48 cents on a fully diluted basis. Third quarter estimates exclude approximately $3 million of restructuring related costs associated with the closure of a Health and Science Technologies site in Denmark. Our outlook for the full year 2010 has improved from previous estimates; we expect organic revenue growth in the high single digit range which will result in diluted EPS of $1.85 to $1.90, excluding restructuring related charges.”
Lawrence D. Kingsley
Chairman and Chief Executive Officer

Second Quarter 2010 Business Highlights (excluding restructuring related charges)
Fluid & Metering Technologies
•	Sales in the second quarter of $175 million reflected an 11 percent increase compared to the second quarter of 2009 (+12 percent organic and -1 percent for foreign currency translation).

•	Operating margin of 17.6 percent represented a 220 basis point improvement compared with the second quarter of 2009 primarily due to higher volume and cost reduction initiatives.
Health & Science Technologies
•	Sales in the second quarter of $100 million reflected a 36 percent increase compared to the second quarter of 2009 (+26 percent organic, +11 percent acquisition, and -1 percent for foreign currency translation).

•	Operating margin of 20.7 percent represented a 500 basis point improvement compared with the second quarter of 2009 primarily due to higher volume and cost reduction initiatives.
Dispensing Equipment
•	Sales in the second quarter of $41 million reflected a 10 percent decrease compared to the second quarter of 2009 (-8 percent organic and -2 percent for foreign currency translation).

•	Operating margin of 23.6 percent represented a 170 basis point improvement compared with the second quarter of 2009 primarily due to cost reduction initiatives and productivity improvements.
Fire & Safety/Diversified Products
•	Sales in the second quarter of $64 million reflected a 3 percent increase compared to the second quarter of 2009 (+5 percent organic and -2 percent for foreign currency translation).

•	Operating margin of 21.9 percent represented a 20 basis point decline compared with the second quarter of 2009.
For the second quarter of 2010, Fluid & Metering Technologies contributed 46 percent of sales and 41 percent of operating income; Health & Science Technologies accounted for 26 percent of sales and 27 percent of operating income; Dispensing Equipment accounted for 11 percent of sales and 13 percent of operating income; and Fire & Safety/Diversified Products represented 17 percent of sales and 19 percent of operating income.
Conference Call to be Broadcast over the Internet
IDEX will broadcast its second quarter earnings conference call over the Internet on Tuesday, July 20, 2010 at 9:30 a.m. CT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 800.642.1687 (or 706.645.9291 for international participants) using the ID # 81612030.

A Note on EBITDA and Free Cash Flow
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.
EBITDA and Free Cash Flow bridge

	For the Quarter Ended
	June 30,			March 31,
	2010	2009	Change	2010	Change
→ Income before Taxes	$59.4	$41.9	42%	$54.7	9%
→ Depreciation and Amortization	15.4	14.2	9	14.3	8
→ Interest	3.6	4.4	(19)	3.4	5

→ EBITDA	$78.4	$60.5	30	$72.4	8

→ Cash Flow from Operating Activities	$68.6	$55.3	24%	$27.1	n/m	%
→ Capital Expenditures	(10.0)	(6.1)	63	(7.5)	32
→ Excess Tax Benefit from Stock-Based Compensation	1.7	0.6	n/m	0.5	n/m

→ Free Cash Flow	$60.3	$49.8	21	$20.1	n/m

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries – all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at www.idexcorp.com.
(Tables follow)

IDEX CORPORATION
IDEX CORPORATION
Condensed Statements of Consolidated Operations
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net sales	$378,526	$336,455	$734,124	$663,068
Cost of sales	223,705	205,354	431,762	408,773

Gross profit	154,821	131,101	302,362	254,295
Selling, general and administrative expenses	91,010	81,116	178,791	162,898
Restructuring expenses	1,031	3,250	2,898	5,501

Operating income	62,780	46,735	120,673	85,896
Other income (expense) — net	239	(385)	493	(576)
Interest expense	3,599	4,440	7,033	9,261

Income before income taxes	59,420	41,910	114,133	76,059
Provision for income taxes	19,022	13,988	37,110	25,532

Net income	$40,398	$27,922	$77,023	$50,527

Earnings per Common Share:

Basic earnings per common share (a)	$0.50	$0.35	$0.95	$0.63

Diluted earnings per common share (a)	$0.49	$0.34	$0.94	$0.62

Share Data:

Basic weighted average common shares outstanding	80,369	79,675	80,225	79,594

Diluted weighted average common shares outstanding	81,800	80,507	81,655	80,363
Condensed Consolidated Balance Sheets
(in thousands )

	June 30,	December 31,
	2010	2009

Assets
Current assets
Cash and cash equivalents	$159,138	$73,526
Receivables — net	200,430	183,178
Inventories	170,109	159,463
Other current assets	47,773	35,545

Total current assets	577,450	451,712
Property, plant and equipment — net	179,284	178,283
Goodwill and intangible assets	1,447,072	1,461,799
Other noncurrent assets	7,721	6,363

Total assets	$2,211,527	$2,098,157

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$83,204	$73,020
Accrued expenses	131,549	98,730
Short-term borrowings	10,559	8,346
Dividends payable	12,223	9,586

Total current liabilities	237,535	189,682
Long-term borrowings	459,832	391,754
Other noncurrent liabilities	242,025	248,617

Total liabilities	939,392	830,053
Shareholders’ equity	1,272,135	1,268,104

Total liabilities and shareholders’ equity	$2,211,527	$2,098,157

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IDEX CORPORATION
IDEX CORPORATION
Company and Business Group Financial Information
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010(b)	2009	2010(b)	2009

Fluid & Metering Technologies
Net sales	$174,548	$157,000	$347,425	$314,018
Operating income (c)	30,779	24,221	63,289	47,939
Operating margin	17.6%	15.4%	18.2%	15.3%
Depreciation and amortization	$8,203	$8,566	$16,225	$16,335
Capital expenditures	6,063	3,315	9,671	5,872

Health & Science Technologies
Net sales	$100,486	$73,816	$188,008	$148,004
Operating income (c)	20,773	11,603	39,888	22,301
Operating margin	20.7%	15.7%	21.2%	15.1%
Depreciation and amortization	$4,364	$3,200	$7,879	$6,713
Capital expenditures	2,300	652	3,764	1,914

Dispensing Equipment
Net sales	$41,135	$45,658	$74,689	$78,531
Operating income (c)	9,716	10,021	16,470	14,070
Operating margin	23.6%	21.9%	22.1%	17.9%
Depreciation and amortization	$1,131	$886	$2,164	$1,670
Capital expenditures	429	340	642	558

Fire & Safety/Diversified Products
Net sales	$63,991	$62,127	$127,392	$127,109
Operating income (c)	14,041	13,736	27,464	27,330
Operating margin	21.9%	22.1%	21.6%	21.5%
Depreciation and amortization	$1,346	$1,248	$2,798	$2,528
Capital expenditures	1,012	894	1,876	1,716

Company
Net sales	$378,526	$336,455	$734,124	$663,068
Operating income (d)	63,811	49,985	123,571	91,397
Operating margin	16.9%	14.9%	16.8%	13.8%
Depreciation and amortization (e)	$15,369	$14,164	$29,653	$27,758
Capital expenditures	10,686	6,070	18,036	11,222

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.

(b)	Three and six month data includes acquisition of Seals (April 2010) in the Health & Science Technologies Group from the date of acquisition.

(c)	Group operating income excludes unallocated corporate operating expenses and restructuring-related charges.

(d)	Company operating income excludes restructuring-related charges.

(e)	Excludes amortization of debt issuance expenses.